Exhibit 10.1

Heritage Insurance Holdings, Inc.

A DELAWARE CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on January 30, 2018, by and between HERITAGE INSURANCE HOLDINGS, INC., and its subsidiary companies (collectively, the “Company”), and Kirk H. Lusk (the “Executive”).

RECITALS

I.	The Company is engaged in the insurance and financial services industry;

2.	The Executive will serve as the Chief Financial Officer of the Company and its Subsidiaries;

NOW. therefore. in consideration of the mutual promises contained herein, and for other good and valuable consideration, the Company and Executive agree as follows:

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

Section I. Employment

1. Employment. The Company shall employ Executive as its Chief Financial Officer and Executive accepts such employment and agrees to perform the services and duties specified herein or as assigned to Executive from time to time by the Board.

2. Term of Employment. The Company shall continue to employ the Executive and the Executive shall continue to serve the Company and its Subsidiaries, until this Agreement is terminated as set forth herein (the “Term”).

Section II. Compensation and Benefits

1. Base Salary. During the Employment Term, the Executive shall receive a base salary at the annual rate of $850,000.00. The base salary shall be payable in substantially equal installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

2. Annual Bonus. The Executive shall be eligible to receive an annual cash bonus of up to $50,000, payable by February 28th of each calendar year. Such cash bonus shall be discretionary and shall be based on (i) the approval of an EBITDA bonus pool by the Board, (ii) the approval of the bonus paid to the Executive by the Board, and (iii) the Executive’s performance during the calendar year.

3. Additional Cash Bonus. The Executive shall receive, as an incentive under the Heritage Insurance Holdings, Inc. Omnibus Incentive Plan, a cash bonus of $100,000.00 for each point that the consolidated combined ratio of the Company and its subsidiaries is below 91 during the preceding calendar year. The cash bonus shall not exceed $500,000. In calculating the combined ratio, net investment income and other income shall be deducted from operating expenses. The incentive bonus shall be paid in quarterly installments on the last day of each calendar quarter, provided the Executive is employed by the Company at the time of such payment.

4. Restricted Stock Award. Executive is hereby granted a restricted stock award of 15,000 shares of Heritage common stock per year for the first five years of Executive’s employment with Heritage. Executive shall receive a separate restricted stock agreement that sets forth the terms, conditions and vesting schedule for the restricted stock award.

5. Expense Reimbursement. During the Employment Term, the Company, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company and the Subsidiaries.

6. Benefits. During the Employment Term, the Company shall provide, at its sole expense, medical, dental, prescription and disability insurance coverage for the Executive.

7. Vacation. Executive shall receive up to thirty paid vacation days every calendar year. Accrued but unused vacation days may not be rolled over to the following calendar year.

8. Clearwater Office. Not including vacation, holiday and sick days, Executive shall be present in the Clearwater office for a minimum of fifteen business days per month.

9. Temporary housing. The company will reimburse or provide the employee for reasonable lodging expenses incurred for a period not to exceed 6 months. The Company shall cooperate with the Executive and use reasonable efforts to structure the benefit provided for in this Section (9) in as tax efficient a manner as possible, subject to applicable law. In the event that any benefit constitute taxable income to the Executive for any tax period, the Company shall pay to the Executive an additional amount equal to the federal state income tax on the benefit provided. After an initial transition period ending April I, 2018 the Employee is responsible for meals and transportation expenses with respect to travel to and from Florida.

Section III. Termination.

1.	Termination. The Executive’s employment with the Company and the Employment Term shall terminate upon the occurrence of any of the following events:

a.	Immediately upon the Executive’s death;

b.	Immediately upon written notice by the Company following the Executive’s Disability (as hereinafter defined);

c.	Upon ninety (90) days prior written notice to the Company by the Executive if the Executive elects to voluntarily terminate his employment; provided, however, that the Company may waive any or all of the notice requirements and make the termination effective at any time during such 90-day period;

d.	Immediately upon written notice to the Executive by the Company for Cause (as hereinafter defined); or

e.	Upon ninety (180) days prior written notice to the Executive by the Company if the Company elects to terminate the Executive’s employment without Cause.

2.	Termination Benefits.

a.	If Executive is terminated pursuant to section 1.a. above, Executive’s estate shall be entitled to all accrued but unpaid base salary and accrued and unused paid time off;

b.	If Executive is terminated pursuant to section l.b. above, Executive shall be entitled to all accrued but unpaid base salary and accrued and unused paid time off as of the termination date;

c.	If Executive is terminated pursuant to section 1.e. above, Executive shall be entitled to all accrued but unpaid base salary and accrued but unused paid time off as of the last day of Executive’s employment with the Company;

d.	If Executive is terminated pursuant to section 1.d. above, Executive shall be entitled to all accrued but unpaid base salary and accrued and unused paid time off as of the termination date;

e.	If Executive is terminated pursuant to section 1.e. above, Executive shall be entitled to all accrued but unpaid base salary and accrued and unused paid time off for 180 days following the termination date provided that Executive signs a full and complete release of all claims against the Company and its subsidiaries.

3.	Defined Terms.

a.	“Cause” shall mean:

i.	The Executive’s conviction of a felony;

ii.	A good faith determination by the Board of Directors of the Company and notice in writing that the Executive has committed an act of fraud upon the Company;

iii.	A good faith determination by the Board of Directors of the Company that the Executive has willfully refused or grossly neglected to perform the duties reasonably assigned to him and consistent with his position with the Company or to otherwise comply with the material terms of this Agreement, which refusal or gross neglect continues for more than thirty (30) days after the Executive receives specific written notice thereof from the Company; or

iv.	Breach of the Executive’s non-compete, non-solicit, or non-disclosure obligations.

b.	“Disability” shall mean:

i.	The Executive is unable to perform substantially all of its duties under this Agreement for a period of 120 or more consecutive days or for 180 or more days in the aggregate during any consecutive twelve (12) month period; or

ii.	The Executive is eligible for long-term benefits for total disability under the Company’s long-term disability plan.

Section IV. Restrictive Covenants

1.	Confidentiality/Non-Disclosure. “Confidential Information” shall mean any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as “confidential” or “private”), in any form or medium, that is disclosed to, or developed or learned by, the Executive, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or its Subsidiaries, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:

a. Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);

b. Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its Subsidiaries’ suppliers, distributors, customers, investors, partners and/or other business associates, their contact information, and their confidential information;

c. Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

d. Intellectual Property not generally available to the public, or published by the Company or its Subsidiaries. “Intellectual Property,” or “IP,” shall mean (1) inventions or devices, whether patentable or not; (2) original works of authorship produced by or on behalf of the Company or its Subsidiaries; (3) trade secrets; (4) know-how; (5) customer lists and confidential information; and (6) any other intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.

2.	Acknowledgements.

a. The Executive acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company. It is further acknowledged by the Executive that if the general public or competitors (now existing or to be created in the future) learn of these ongoing discussions and negotiations with potential investors and of the formation of the Company, the Insurance Entity and other Subsidiaries as a result of the Executive’s failure to comply hereunder, irreparable harm and substantial financial loss may occur to the Company’s, the Insurance Entity or other Subsidiary’s viability and future revenues. The Executive acknowledges and agrees that the knowledge and experience the Executive shall acquire by virtue of assisting with the formation of the Insurance Entity and application to the FOIR for approval of the Insurance Entity to write homeowner’s insurance coverage in the State of Florida during the Employment Term and by virtue of employment by the Company during the Employment Term is of a special, unique and extraordinary character and that such position allows the Executive access to Confidential Information and Intellectual Property.

b. The Executive acknowledges and agrees that (a) the nature and periods of restrictions imposed by the covenants contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and its Subsidiaries their viability and future revenues; (b) the Company or its Subsidiaries would sustain great and irreparable loss and damage if the Executive were to breach any of such covenants set forth herein; (c) the Company and its Subsidiaries intend to conduct business actively in the entire territory that is the subject of this Agreement (as defined below) and beyond; and (d) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement. The Executive acknowledges and agrees this Agreement is binding on the Executive’s heirs, executors, successors, administrators, representatives and agents.

c. The Executive agrees to receive and to treat Confidential Information and the knowledge of IP on a confidential and restricted basis and to undertake the following additional obligation with respect thereto:

i.	To use the Confidential Information for the singular purpose of benefiting the Company and its Subsidiaries, and specifically not use the Company’s and its Subsidiaries’ customer or prospective customer data to conduct marketing, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its Subsidiaries, whether for the benefit of the Executive or any Person;

ii.	Not to disclose Confidential Information, except to the extent the Executive is required to disclose or use such Confidential Information in the performance of the Executive’s assigned duties for the Company or its Subsidiaries, to any Person without the prior express written consent of the Member-Managers of the Company, or their successors, including Manager(s), as an action permitted under the operating agreement of the Company;

iii.	To tender all Confidential Information to the Company, and destroy any of the Executive’s additional notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement either during the Initial Term or Employment Term;

iv.	To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or its Subsidiaries, or (b) during the Initial Term or Employment Term of this Agreement, or ( c) which results or is suggested by any work done for or at the request of the Company or its Subsidiaries, or (d) which was aided by the use of trade secret information, whether or not during working hours and regardless of location;

v.	To use best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss, misappropriation and theft;

vi.	Immediately notify the Members and Manager(s) of the Company of any breach of this Agreement; and

vii.	Assist the Company or its Subsidiaries, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or its Subsidiaries, or assigned or to be assigned by the Executive to the Company or its Subsidiaries.

3.	Non-Solicitation. For a period of two years after the Executive leaves the employment of the Company, the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, attempt to employ, divert away an employee, or enter into any contractual arrangement with any employee or former employee, of the Company or its Subsidiaries, unless such employee or former employee has not been employed by the Company or its Subsidiaries for a period in excess of one (I) year.

4.	Non-Compete. For a period of two years after the Executive leaves the employment of the Company, the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, work for or consult with any competing insurance companies that do write the same insurance products in the states in which the Company or its Subsidiaries does business. The non-compete covenant will not apply to the Executive if the Company terminates the Executive without “Cause.”

Section V. Miscellaneous

1.	Severability. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then the provisions will be reformed to the maximum time or geographic limitations permitted by applicable law. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed here from and shall not affect the validity, legality or enforceability of the remainder of this Agreement.

2.	Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company and its Subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company and its Subsidiaries on termination of this Agreement or on the Board’s request at any time.

3.	Survival. The restrictions and obligations of this Section IV shall survive any expiration, termination, or cancellation of either the Initial Term or Employment Term of this Agreement and shall continue to bind the Executive and the Executive’s respective heirs, executors, successors, administrators, representatives and agents.

4.	Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term “the Company” as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, subject to the provisions of Paragraph 6 hereof.

5.	Binding Effect. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns. The obligations of Company and the Subsidiaries to Executive are joint and several. All provisions of this Agreement are specifically enforceable by the Subsidiaries in addition to Company. Each of the Subsidiaries shall be considered a third party beneficiary under the provisions of this Agreement.

6.	Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

7.	Further Assurances. At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

8.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

9.	Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

10.	Assignment. This Agreement may not be assigned by the Executive, and may not be assigned by the Company except as described in above.

11.	Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the application of the principles pertaining to conflicts of laws. The Company shall have the right to seek both equitable and monetary damages from the Executive for any violation of this agreement.

12.	Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

13.	Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement: therefore. this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

14.	Arbitration. The parties agree that all disputes related to this Agreement. other than disputes seeking equitable remedies. shall be submitted to arbitration in Pinellas County, Florida pursuant to the rules of the American Arbitration Association.

15.	Equitable Remedy. The parties hereto acknowledge and agree that any party’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore. in the event of such breach or threatened breach, the parties hereto agree that. in addition to any available remedy at law. including but not limited to monetary damages. an aggrieved party. without posting any bond. shall be entitled to obtain, and the offending party agrees to oppose the aggrieved party’s request for, equitable relief in the form of specific enforcement. temporary restraining order. temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

16.	Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

17.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

18.	Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail. postage prepaid. registered or certified mail. return receipt requested. or by overnight courier. addressed to the parties at the address first stated herein, or to such other address as either party hereto shall from time to time designate.

Agreed to by:

Heritage Insurance Holdings, Inc.

By:	/s/ Bruce Lucas	By:	/s/ Kirk Lusk
	Bruce Lucas, CEO		Kirk Lusk

Date:	1-30-18	Date:	1-30-18